Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-149714

Investment Horizon Annuity

TIAA-CREF Life Insurance Company

PROSPECTUS SUPPLEMENT NUMBER 1

dated September 27, 2012 to the

Investment Horizon Annuity Prospectus

dated May 1, 2012

This supplement amends certain disclosure in the above-referenced prospectus for the Contract with the same name. All other provisions of your Contract remain as stated in your Contract and prospectus, as previously amended. Please keep this supplement with your prospectus for future reference.

On page 4 of the Investment Horizon Annuity prospectus, the section HOW DO I PURCHASE A CONTRACT? is replaced in its entirety with the following:

To purchase a Contract, you must complete an application and make an initial Premium of at least $5,000 for FTDs and $25,000 for FLIOs. We reserve the right to lower the initial premium amount to $100. Additional Premiums must be at least $5,000 for FTDs and will be allocated to a new FTD. For details, see “The Contract”—“Purchasing a Contract and Remitting Premiums.”

On pages 66 through 68 of the Investment Horizon Annuity prospectus, the Directors and Executive Officers sections are replaced in their entireties with the following:

Directors

All directors are employees of TIAA, the parent company of TIAA-CREF Life Insurance Company (“TIAA-CREF Life”), and do not receive additional compensation for their board service. Directors are selected by the Nominating and Personnel Committee of the Board. The election of Directors generally occurs at the annual meeting of the stockholder. The annual meeting is held each year on the second Wednesday of November. At such annual meeting, all Directors are elected for the ensuing year. The names, ages and a description of the business experience, principal occupation and employment during at least the last five years of each of the directors of TIAA-CREF Life are set forth below:

David M. Anderson, 51, President and Chief Executive Officer, TIAA-CREF Life (since 2012). Senior Managing Director, Insurance and ATA Products, TIAA (since 2012). Senior Managing Director, Head of Enterprise Performance and Integration, TIAA (September 10-September 17, 2012). Senior Managing Director, Interim Head of HR, TIAA (March 31, 2012-September 10, 2012). Senior Managing Director, Head of Enterprise Integration, TIAA (2010-March 31, 2012). Senior Vice President, Thrivent Financial for Lutherans (1983-2010). Mr. Anderson was elected to the Board in 2011.

Kathie Andrade, 52, Senior Managing Director, Head of Wealth Management and Distribution, TIAA (since 2011). Managing Director, Head of Wealth Management Sales & Service, TIAA (2008-2011). COO, Alternative Investments and other positions, Bank of America (1986-2008). Ms. Andrade was elected to the Board in 2012.

Elizabeth D. Black, 53, Senior Managing Director, Global Public Markets, TIAA (since 2012). Managing Director, Head of Public Portfolio Management (2011-2012). Managing Director, Head of Public Trading, TIAA (2010-2011). Managing Director, Head of Fixed Income Trading, TIAA (2010). Head of Fixed Income Portfolio Management, TIAA (2006-2009). Head of Total Rate of Return Fixed-Income Portfolio Management, TIAA (2003-2006). Ms. Black was elected to the Board in 2006.

Eugene Flood, 56, Executive Vice President, President of Diversified Financial Services, TIAA (since 2011). Chief Executive Officer, Smith Breeden Associates (2000-2011). Mr. Flood was elected Chairman of the Board and Director in 2011.

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Matthew Halperin, 50, Senior Managing Director, Head of RM-Risk Policy/Analytics, TIAA (since 2007). Mr. Halperin was elected to the Board in 2012.

Nancy Heller, 56, Senior Managing Director, Globalization & COO of Diversified Financial Services, TIAA (since 2012). Senior Managing Director, Head of New Business (Banking), TIAA (2009-2011). Senior Managing Director, Head of Institutional Relationships, TIAA (2007-2009). Senior Managing Director, Head of TIAA Asset Management, TIAA (2005-2007). Ms. Heller was elected to the Board in 2007.

Eric T. Jones, 51, Senior Managing Director, Head of Advice & Product Solutions, TIAA (since 2012). Senior Vice President, Individual Products, TIAA (2006-2012). Chairman, President and Chief Executive Officer of TIAA-CREF Life (2008-2010). Self employed - Research Consultant (2006). Mr. Jones was elected to the Board in 2008.

Matthew Kurzweil, 45, Senior Vice President and Corporate Controller, TIAA (since 2009). Vice President and Controller, TIAA (2006-2009). Partner, Ernst & Young (1989-2006). Member, American Institute of Certified Public Accountants. Mr. Kurzweil was elected to the Board in 2008 and Vice Chairman (since 2011) and served as Chairman of the Board (2010-2011).

Russell Noles, 54, Senior Managing Director, Chief Strategy Officer, TIAA (since 2011). Senior Vice President, Trust Products, TIAA (2008-2011). Senior Vice President, Internal Audit, TIAA (2006-2008). Vice President & Acting Chief Financial Officer, TIAA (2005-2006). Member, American Institute of Certified Public Accountants. Mr. Noles was elected to the Board in 2005.

Martin Snow, 51, Vice President, Senior Actuary, TIAA (since 1996). Appointed Actuary TIAA-CREF Life (since 2012). Mr. Snow was elected to the Board in 2012.

The Board has an Audit Committee that reviews the scope and results of the audit and other services provided by TIAA-CREF Life’s independent registered public accounting firm, and reviews and approves matters pertaining to accounting, internal control procedures, and related policies. The Board has an Executive Committee that has the full powers of the Board during intervals between the meetings of the Board, SUBJECT TO APPLICABLE LAW. The Board has an Investment Committee that determines the investment policies and supervises the investment of the funds of TIAA-CREF Life. The Board has a Nominating Committee that nominates directors and executive officers and designates principal officers. The Board does not have a Compensation Committee because TIAA-CREF Life does not have any employees. The Board may, from time to time, establish certain other committees and subcommittees to facilitate the management of TIAA-CREF Life.

Executive Officers

All officers are employees of TIAA and do not receive any compensation from TIAA-CREF Life for their services. The names, ages, position and a description of the business experience, principal occupation and employment during at least the last five years of each of the officers of TIAA-CREF Life are set forth below:

David M. Anderson - For Mr. Anderson’s business experience, principal occupation and employment history, see information under “Director.”

Elizabeth S. DeBenedictis, 43, Vice President, Third Party Insurance Wholesaling, TIAA (since 2011). National Vice President, Sun Life Financial (2007-2011). Member, Association for Advanced Life Underwriting. Ms. DeBenedictis serves as Vice President of TIAA-CREF Life (since 2012).

Jack Clabough, 54, Vice President, New Business and Underwriting, TIAA (since 2012). Vice President/Chief Underwriter, SCOR Global Life (2008-2011). Vice President/Chief Underwriter, Pacific Life Insurance Company (1998-2008). Member, American Council of Life Insurers, Association of Home Office Underwriters, Texas Home Office Underwriters Association, Pacific Life Good Guys (former President). Mr. Clabough serves as Vice President of TIAA-CREF Life (since 2012).

Linda Dougherty, 63, is Vice President and Assistant Controller, TIAA (since 2006). Director, Accounting, TIAA (1999-2006). Vice President, Prudential Financial (1988-1998). Ms. Dougherty serves as Vice President and Chief Financial Officer of TIAA-CREF Life (since 2006).

Margarita Echevarria, 61, Vice President, Senior Compliance Officer, TIAA (since 2011). Senior Vice President-Compliance, Insurance Services and other positions, HSBC (2001-2010). Ms. Echevarria serves as Chief Compliance Officer of TIAA-CREF Life (since 2011).

Eugene Flood - For Mr. Flood’s business experience, principal occupation and employment history, see information under “Director.”

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Jorge Gutierrez, 50, Vice President (since 2009) and Treasurer (since 2008), TIAA. Manager, Treasury Services and Assistant Treasurer, TIAA (2004-2008). Manager, Treasury Services, TIAA (2000-2004). At TIAA since 1989. Mr. Gutierrez serves as Treasurer of TIAA-CREF Life (since 2008).

Meredith Kornreich, 55, Vice President and General Counsel, Institutional Business, TIAA (since 2008). General Counsel for TIAA-CREF Asset Management and Chief Counsel Investment Products and Corporate Finance Law, TIAA (2000-2008). Ms. Kornreich serves as General Counsel of TIAA-CREF Life (since 2008).

Lisa Mancini, 52, Chief Underwriter, TIAA (since 2010). Director, TIAA (2006-2010). Vice President, Underwriting, AXA (2003 -2005). Assistant Vice President, Swiss Reinsurance (1999-2003). Member, Association of Home Office Underwriters. Fellow, Academy of Life Underwriting. Member, American Council of Life Insurers Risk Classification Committee. Ms. Mancini serves as Chief Underwriter of TIAA-CREF Life (since 2006) and served on the Board (2008-2009).

Marjorie Pierre-Merritt, 46, Vice President (since 2007) and Assistant Corporate Secretary (since 2006) of TIAA. Assistant Corporate Secretary, The Dun & Bradstreet Corporation (2003-2006). Counsel, The New York Times Company (2001-2003). Assistant General Counsel, Pfizer (1998-2000). Member, Society of Corporate Secretaries. Ms. Pierre-Merritt serves as Secretary of TIAA-CREF Life (since 2007).

Jeremy Ragsdale, 36, Vice President, Product Management, TIAA (since 2012). Managing Director, Product Management, TIAA (2010-2012). Corporate Vice President, New York Life Insurance Company (2008-2010). Executive Director, USAA Life Insurance Company (2006-2008). Senior IT Manager, Principal Financial Group (1998-2006). Mr. Ragsdale serves as Vice President (since 2012) and served as Director (2012), President and Chief Executive Officer (2012), Managing Director, Product Management (2011-2012) of TIAA-CREF Life.

Kevin M. Tiernan, 54, Vice President, Insurance Services, TIAA (since 2012). Operations Director, Allstate Insurance Company (2010-2011). Chief Administrative Officer, Allstate Life Insurance Company of New York (2004-2011). Mr. Tiernan serves as Vice President, Insurance and Annuity Operations and Chief Administrative Officer, TIAA-CREF Life (since 2012).

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